EXHIBIT 8.1

FORM OF OPINION OF POWELL GOLDSTEIN LLP AS TO TAX MATTERS

EXHIBIT 8.1

[LETTERHEAD OF POWELL GOLDSTEIN LLP]

______________, 200__	DRAFT
Strategic Storage Trust, Inc.	SUBJECT
111 Corporate Drive, Suite 120	TO
Ladera Ranch, California 92694	CHANGE

Re:	Registration Statement of Strategic Storage Trust, Inc. on Form S-11 dated October ____, 2007

Ladies and Gentlemen:

We have served as tax counsel to Strategic Storage Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 110,000,000 shares of common stock, $0.001 par value per share, of the Company (“Common Stock”) covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). Up to 100,000,000 of the Shares are issuable pursuant to subscription agreements and up to 10,000,000 of the Shares are issuable pursuant to the Company’s distribution reinvestment plan. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement. This opinion is being furnished at the request of the Company so that the Registration Statement may fulfill the requirements of Item 601(b) (8) of Regulation S-K.

In giving this opinion letter, we have examined the following:

1.

the Registration Statement and the related form of prospectus included therein (including, without limitation, the form of Subscription Agreement attached thereto as Appendix B and the DRP attached thereto as Appendix C) in the form in which it was transmitted to the Commission under the 1933 Act;

2.	the charter of the Company, certified as of a recent date by the State Department of Assessments and Taxation of Maryland;

3.	the bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.	the limited partnership agreement of Strategic Storage Operating Partnership, L.P. certified as of the date hereof by an officer of the Company;

5.	the TRS election for Strategic Storage TRS, Inc.; and

6.	such other documents and matters as we have deemed necessary or appropriate to express the opinions set forth below, subject to the assumptions, limitations and qualifications stated herein.

Strategic Storage Trust, Inc.

____________, 200__

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.

during its taxable year ending December 31, 2008, and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company Officer’s Certificate”), true for such years;

3.	the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the opinions expressed below; and

4.	no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Company Officer’s Certificate. After reasonable inquiry, we are not aware of any facts that are inconsistent with the representations contained in the Company Officer’s Certificate. Furthermore, where the factual representations in the Company Officer’s Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.

Based on the documents and assumptions set forth above, the representations set forth in the Company Officer’s Certificate, and the discussion in the Registration Statement under the caption “Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(A)

the Company has been organized in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code beginning with the Company’s taxable year ending December 31, 2008, and the Company’s organization and proposed method of operation will enable it to meet the qualifications and requirements for taxation as a REIT under the Code for its taxable year ending December 31, 2008 and thereafter: and

(B)

the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “Federal Income Tax Considerations” are correct in all material respects, and the discussions thereunder fairly

Strategic Storage Trust, Inc.

____________, 200__

summarize the U.S federal income tax considerations that are likely to be material to a holder of shares of the Common Stock.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Company Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT or that the actual results of the Company’s operations for any given taxable year will allow it to be taxed as partnership, and not as an association or a publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes.

We do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness, or fairness of the statements contained in the Registration Statement (other than the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “Federal Income Tax Considerations” as set forth in (B) above).

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal income tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees, and it speaks only as of the date hereof. This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Very truly yours,

Powell Goldstein LLP